UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  June 9, 2015 (June 8, 2015)

SERVICEMASTER GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36507	20-8738320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

(901) 597-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On June 8, 2015, the Board of Directors (the “Board”) of ServiceMaster Global Holdings, Inc. (the “Company”) increased the number of directors serving on the Board from eight to nine and filled the vacancy created by such newly-created directorship by appointing Mark E. Tomkins.  Mr. Tomkins will serve as a Class III Director, where his initial term will expire at the Company’s 2017 annual stockholders meeting.  The Board determined, after considering all of the relevant facts and circumstances, that Mr. Tomkins is “independent” as defined under NYSE listing standards.  The Board also determined that Mr. Tompkins is an “audit committee financial expert” as defined by SEC rules and is “financially literate” as defined under NYSE listing standards and appointed him to serve as a member of the Audit Committee of the Board.  In connection with Mr. Tomkins’ appointment, Sarah Kim resigned as member of the Audit Committee.  As a result, the Company’s Audit Committee is now entirely comprised of independent directors.

No arrangements exist between the Company and Mr. Tomkins or any other person pursuant to which he was selected as a director.  There are no transactions in which Mr. Tomkins has an interest requiring disclosure under Item 404(a) of SEC Regulation S-K.

Mr. Tomkins will be compensated in accordance with the Company’s publicly disclosed director compensation policies, pursuant to which he will receive an annual retainer on the same terms as the Company’s other non-employee directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICEMASTER GLOBAL HOLDINGS, INC.
(Registrant)

June 9, 2015	By:	/s/ Alan J. M. Haughie
Alan J. M. Haughie
Senior Vice President and Chief Financial Officer